Exhibit 99.1

Mistras Group Announces Resignation of CFO

PRINCETON JUNCTION, N.J., September 5, 2013 (GLOBE NEWSWIRE) – Mistras Group, Inc. (NYSE:MG - News), a leading “one source” global provider of technology-enabled asset protection solutions, announced that Francis Joyce, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, resigned from his positions with the Company. Mistras has retained the firm Spencer Stuart to lead the search for the company’s new chief financial officer. During the search, Philip Orlando, Group Controller, will serve as Mistras’ interim principal financial officer, and Justin Vogel, Corporate Controller, will serve as the company’s interim principal accounting officer.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com.